As filed with the Securities and Exchange Commission on April 4, 2014
No. 333-194467

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHIBRO ANIMAL HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2834	13-1840497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Boulevard, Suite 21
Teaneck, New Jersey 07666-6712
(201) 329-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack C. Bendheim
President and Chief Executive Officer
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Boulevard, Suite 21
Teaneck, New Jersey 07666-6712
(201) 329-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Christopher Kitchen, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Robert W. Downes, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
This Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-194467) of Phibro Animal Health Corporation is filed for the purpose of amending the Exhibit Index, which is incorporated by reference by “Part II—Item 16. Exhibits.”

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than the underwriting discounts payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$31,368
FINRA filing fee	37,031
Listing fee	150,000
Printing expenses	175,000
Accounting fees and expenses	1,000,000
Legal fees and expenses	1,100,000
Transfer Agent and Registrar fees and expenses	4,500
Advisory fee	1,000,000
Miscellaneous expenses	200,000
Total	$3,697,899

Item 14. Indemnification of Officers and Directors.
Prior to the completion of this offering, the registrant will be reincorporated as a Delaware corporation. Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.
Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.
Item 15. Recent Sales of Unregistered Securities
Set forth below in chronological order is certain information regarding securities issued by the Registrant during the three years preceding the filing of this registration statement in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by the Registrant for such issuances. None of these transactions involved any underwriters or any public offerings. Each of these transactions was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. With respect to each transaction listed below, no general solicitation was made by either the Registrant or any person acting on its behalf; the recipient of our securities agreed that the securities would be subject to the standard restrictions applicable to a private placement of securities under applicable state and federal securities laws; and appropriate legends were affixed to the certificates issued in such transactions.
On July 9, 2010, the Registrant issued $275.0 million aggregate principal amount of 9.25% senior notes due 2018. The initial purchasers were Bank of America Securities LLC, Morgan Joseph & Co. Inc. and Imperial Capital LLC.
On January 20, 2011, the Registrant issued $25.0 million aggregate principal amount of 9.25% senior notes due 2018. The sole initial purchaser was Merrill Lynch, Pierce, Fenner & Smith Incorporated.
The aggregate discounts received by the initial purchasers for the 2010 and 2011 sales of senior notes was $4,225,000.
Item 16. Exhibits
(1)
  Exhibits:
The exhibit index attached hereto is incorporated herein by reference.
(2)
  Financial Statement Schedules:
No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.
Item 17. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby further undertakes that:
i)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
ii)
  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Teaneck, State of New Jersey, on April 4, 2014.
PHIBRO ANIMAL HEALTH CORPORATION
By:
  /s/ Thomas G. Dagger

Name:
  Thomas G. Dagger
Title:
  Senior Vice President, General Counsel and Corporate Secretary
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
* Jack C. Bendheim	Chairman, President and Chief Executive Officer (principal executive officer)	April 4, 2014
* Richard G. Johnson	Chief Financial Officer (principal financial and accounting officer)	April 4, 2014
* Gerald K. Carlson	Director	April 4, 2014
* Daniel M. Bendheim	Director	April 4, 2014
* E. Thomas Corcoran	Director	April 4, 2014
* Sam Gejdenson	Director	April 4, 2014
* Ken Hanau	Director	April 4, 2014
* Mary Lou Malanoski	Director	April 4, 2014
* Carol A. Wrenn	Director	April 4, 2014
*By: /s/ Thomas G. Dagger Thomas G. Dagger Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1*	Form of Amended and Restated Certificate of Incorporation of Phibro Animal Health Corporation.
3.2*	Form of Amended and Restated Bylaws of Phibro Animal Health Corporation.
4.1*	Indenture, dated July 9, 2010, as amended and supplemented, by and among Phibro Animal Health Corporation, the guarantors named therein and HSBC Bank USA, National Association, as Trustee.
4.2*	First Supplemental Indenture, dated as of January 25, 2011, by and among Phibro Animal Health Corporation, the Guarantors named therein and HSBC Bank USA, National Association.
4.3*	Second Supplemental Indenture, dated as of January 31, 2011, by and among Phibro Animal Health Corporation, the Guarantors named therein and HSBC Bank USA, National Association.
4.4*	Third Supplemental Indenture, dated as of March 6, 2013, by and among Phibro Animal Health Corporation, the Guarantors named therein and HSBC Bank USA, National Association.
4.5*	Stockholders Agreement, dated as of March 12, 2008, as amended, by and among Phibro Animal Health Corporation, BFI Co., LLC and 3i Quoted Private Equity Limited.
4.6*	Addendum to Stockholders Agreement, dated April 28, 2009, by and between Phibro Animal Health Corporation and 3i Group plc.
4.7*	Addendum to Stockholders Agreement, dated June 16, 2009, by and between Phibro Animal Health Corporation and Mayflower L.P.
4.8*	Form of Registration Rights Agreement between Phibro Animal Health Corporation and Mayflower L.P., dated as of .
4.9*	Form of Registration Rights Agreement between Phibro Animal Health Corporation and BFI Co., LLC, dated as of .
4.10*	Form of Termination of Stockholders Agreement.
4.11*	Consultancy Agreement, dated March 31, 2008, between 3i Investments plc and Phibro Animal Health Corporation.
4.12*	Form of Termination of Consultancy Agreement.
5.1	Opinion of Kirkland & Ellis LLP.
10.1*	Credit Agreement, dated as of August 31, 2010, by and among Phibro Animal Health Corporation, Bank of America, N.A. and the other lenders party thereto.
10.2*	Amendment No. 1 to the Credit Agreement, dated as of December 23, 2010, among Phibro Animal Health Corporation, Bank of America, N.A. and the other lenders party thereto.
10.3*	Waiver and Amendment No. 2 to the Credit Agreement, dated as of August 11, 2011, by and among Phibro Animal Health Corporation, Bank of America, N.A. and the other lenders party thereto.
10.4*	Amendment No. 3 to the Credit Agreement, dated as of April 19, 2013, by and among Phibro Animal Health Corporation, Bank of America, N.A. and the other lenders party thereto.
10.5*	Amendment No. 4 to the Credit Agreement, dated as of February 28, 2014, by and among Phibro Animal Health Corporation, Bank of America, N.A. and the other lenders party thereto.
10.6*	Amended and Restated Term Loan Agreement, dated as of June 24, 2010, by and among Phibro Animal Health Corporation, the Guarantors named therein and BFI Co., LLC.
10.7*	Supplement to Amended and Restated Term Loan Agreement, dated as of February 4, 2013, by and among BFI Co., LLC, Phibro Animal Health Corporation and the other parties listed therein.
10.8*	Common Stock Purchase Warrant, dated as of January 29, 2009.
10.9*	Amended and Restated Term Loan Agreement, dated as of June 24, 2010, by and among Phibro Animal Health Corporation, the Guarantors named therein and Mayflower L.P.
10.10*	Amendment to Amended and Restated Term Loan Agreement, dated as of January 18, 2011, by and among Mayflower L.P., Phibro Animal Health Corporation and the other parties listed therein.

Exhibit No.	Description
10.11*	Supplement to Amended and Restated Term Loan Agreement, dated as of January 29, 2013, by and among Mayflower L.P., Phibro Animal Health Corporation and the other parties listed therein.
10.12*	Second Amendment to Amended and Restated Term Loan Agreement, dated as of February 11, 2013, by and among Mayflower L.P., Phibro Animal Health Corporation and the other parties listed therein.
10.13*	Credit Limit Agreement in Foreign Currency Current Loan Account, dated as of January 14, 2014, between Mizrahi-Tefahot Bank Ltd. and Koffolk (1949) Ltd. (translated from Hebrew).
10.14*	Letter of Undertaking, dated as of June 7, 2010, between Mizrahi-Tefahot Bank Ltd. and Koffolk (1949) Ltd. Company No. 510057607 (translated from Hebrew).
10.15*	Credit Limit Letter, dated as of December 24, 2013, between Union Bank of Israel Ltd. and Koffolk (1949) Ltd. (translated from Hebrew).
10.16*	Letter of Undertaking, dated as of January 27, 2009, between Union Bank of Israel Ltd. and Koffolk (1949) Ltd. (translated from Hebrew).
10.17*	Unprotected Lease Agreement, dated January 26, 2011, by and between Samaria Carpets Ltd. and ABIC Biological Laboratories Ltd. (translated from Hebrew).
10.18*	Employment Agreement, dated March 27, 2014, by and between Jack C. Bendheim and Phibro Animal Health Corporation.
10.19*	Employment Agreement, dated March 27, 2014, as amended, between Gerald K. Carlson and Phibro Animal Health Corporation.
10.20*
Employment Offer Letter, dated May 2, 2008, by and between Larry L. Miller and Phibro Animal Health Corporation, including confidentiality and nondisclosure, employee invention, and noncompetion and nonsolicitation agreements dated as of May 2, 2008.

10.21*	Clarifying Amendment to Employment Offer Letter, dated December 21, 2009, by and between Larry L. Miller and Phibro Animal Health Corporation.
10.22*	Amendment to Employment Offer Letter, dated December 15, 2011, by and between Larry L. Miller and Phibro Animal Health Corporation.
10.23*	Phibro Animal Health Corporation 2008 Incentive Plan.
10.24*	Form of Phibro Animal Health Corporation Management Incentive Plan.
10.25*	Phibro Animal Health Corporation Retirement Income and Deferred Compensation Plan, as amended and restated as of April 15, 2009.
10.26*	Phibro Animal Health Corporation Executive Income Deferred Compensation Agreement, dated as of March 1, 1990.
10.27*	Form of Agreement and Plan of Merger.
10.28*	Form of 2009 Stock Option Grant Agreement.
10.29*	Form of 2013 Stock Option Grant Agreement.
10.30*	Form of Exchange Agreement by and between BFI Co., LLC and Phibro Animal Health Corporation, and acknowledged by Mayflower Limited Partnership.
10.31	Credit Agreement, dated as of , among Phibro Animal Health Corporation, Bank of America, N.A. and the lenders party thereto.
10.32	Form of Indemnification Agreement.
21.1*	List of Subsidiaries of Phibro Animal Health Corporation.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*
  Previously filed.